EQT Reports Third Quarter 2023 Results

PITTSBURGH, October 25, 2023 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the third quarter of 2023.

Third Quarter 2023 and Recent Highlights:
•Closed the strategic acquisitions of Tug Hill and XcL Midstream with integration ahead of schedule and progressing at record pace as compared to prior integrations
•Already achieved ~40% drilling and completion efficiency improvements versus legacy Tug Hill performance in only ~60 days of operating the assets, with potential for up to $150 per foot of well cost savings
•Set another drilling world record of 18,264 feet in 48 hours, beating the existing world record set by EQT in Q2
•Set new EQT record for completion efficiency, with two frac crews each achieving greater than 500 monthly frac pumping hours during Q3
•Signed two of the largest firm sales agreements in the history of the natural gas market covering all 1.2 Bcf/d of EQT's Mountain Valley Pipeline capacity, locking in long-term premium pricing while underpinning the expansion of downstream markets
•Continued momentum in LNG strategy, signing a Heads of Agreement (HOA) for tolling liquefaction services from Commonwealth LNG to produce 1 million tons per annum of LNG(1)
•Upgraded to investment grade at Moody's, now investment grade at all three credit rating agencies
•Increased base dividend by 5% to $0.63 per share annualized; more than 25% cumulative growth in base dividend since initiating in late 2021
•Signed first-of-its kind forest management partnership with the State of West Virginia, de-risking EQT's path to net zero(2) by 2025
•Tactically added hedges in 2024, bringing total floor coverage to >40% at an average price of $3.59 per MMBtu in the Q1 – Q3 2024 period, while remaining unhedged in 2025

President and CEO Toby Z. Rice stated, "The third quarter saw a multitude of positive highlights and new records achieved at EQT, including closing the strategic acquisition of Tug Hill and XcL Midstream in late August. Integration of these assets is occurring at record pace, highlighting the power of our proprietary digital platform and continued refinements made to our integration playbook."

Rice continued, "On the operations front, our team had another stellar quarter, breaking our world drilling record and achieving all-time high completion efficiencies. We’ve unleashed this best-in-class execution on the Tug Hill assets, with our teams improving drilling and completion efficiency by roughly 40% in just 60 days of operating the assets. Our proven integration process combined with the opportunity to drive further operational efficiency gains gives us tremendous confidence in our ability to maximize value from the Tug Hill and XcL Midstream acquisitions."

(1)Final terms remain subject to negotiation of a definitive agreement between the two parties thereto.
(2)"Net zero" refers to net zero Scope 1 and Scope 2 greenhouse gas emissions, in each case from assets owned by EQT on June 30, 2021 (i.e., when EQT announced its net zero goal). Scope 1 greenhouse gas emissions are based exclusively on emissions reported to the U.S. Environmental Protection Agency (EPA) under the EPA’s Greenhouse Gas Reporting Program (Subpart W) for the onshore petroleum and natural gas production segment.

Third Quarter 2023 Financial and Operational Performance

	Three Months Ended September 30,
($ millions, except average realized price and EPS)	2023	2022	Change
Total sales volume (Bcfe)	523	488	35
Average realized price ($/Mcfe)	$2.28	$3.41	$(1.13)
Net income attributable to EQT	$81	$684	$(603)
Adjusted net income attributable to EQT (a)	$126	$422	$(296)
Diluted earnings per share (EPS)	$0.20	$1.69	$(1.49)
Adjusted EPS (a)	$0.30	$1.04	$(0.74)
Net income	$81	$687	$(606)
Adjusted EBITDA (a)	$520	$974	$(454)
Net cash provided by operating activities	$455	$1,150	$(695)
Adjusted operating cash flow (a)	$443	$940	$(497)
Capital expenditures, excluding noncontrolling interests	$445	$349	$96
Free cash flow (a)	$(2)	$591	$(593)

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
Per Unit ($/Mcfe)	2023	2022	2023	2022
Gathering	$0.63	$0.69	$0.66	$0.67
Transmission	0.32	0.31	0.33	0.30
Processing	0.11	0.11	0.11	0.10
Lease operating expense (LOE)	0.08	0.08	0.07	0.08
Production taxes	0.04	0.09	0.04	0.08
SG&A	0.11	0.14	0.12	0.13
Total per unit operating costs	$1.29	$1.42	$1.33	$1.36

Production depletion	$0.84	$0.85	$0.83	$0.85

Gathering expense decreased on a per Mcfe basis for the three months ended September 30, 2023 compared to the same period in 2022 due primarily to lower gathering rates on certain contracts indexed to price as well as the impact from the gathering assets acquired in the Company's acquisition of Tug Hill and XcL Midstream, which are wholly-owned by the Company and, therefore, reduce the Company's gathering cost structure on a per Mcfe basis.

Transmission expense increased on a per Mcfe basis for the three months ended September 30, 2023 compared to the same period in 2022 due primarily to additional capacity acquired.

Production taxes decreased on a per Mcfe basis for the three months ended September 30, 2023 compared to the same period in 2022 due to lower West Virginia severance taxes and Pennsylvania impact fees, which decreased due to lower TETCO M2 and NYMEX prices, respectively.

SG&A expense decreased on a per Mcfe basis for the three months ended September 30, 2023 compared to the same period in 2022 due primarily to lower long-term incentive compensation costs as a result of decreases in awards outstanding and changes in the fair value of awards.

Liquidity
As of September 30, 2023, the Company had no borrowings and approximately $15 million of letters of credit outstanding under its $2.5 billion revolving credit facility. The Company's liquidity as of September 30, 2023 was approximately $2.5 billion.

As of September 30, 2023, total debt and net debt(3) were both $5.9 billion, respectively, compared to $5.7 billion and $4.2 billion, respectively, as of December 31, 2022.

(3)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Q4 2023 Guidance

Production	Q4 2023
Total sales volume (Bcfe)	525 – 575
Liquids sales volume, excluding ethane (Mbbl)	4,000 – 4,300
Ethane sales volume (Mbbl)	1,350 – 1,450
Total liquids sales volume (Mbbl)	5,350 – 5,750

Btu uplift (MMBtu/Mcf)	1.055 – 1.065

Average Differential ($/Mcf)	($0.80) – ($0.70)

Resource Counts
Top-hole rigs	2 – 3
Horizontal rigs	3 – 4
Frac crews	3 – 4

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.57 – $0.59
Transmission	$0.30 – $0.32
Processing	$0.11 – $0.13
LOE	$0.10 – $0.12
Production taxes	$0.04 – $0.06
SG&A	$0.13 – $0.15
Total per unit operating costs	$1.25 – $1.37

Capital Expenditures ($ Millions)	$525 – $575

Third Quarter 2023 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday October 26, 2023 and will be broadcast live via webcast. To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available, for one year, in the same location after the conclusion of the live event.

Hedging (as of October 20, 2023)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

	Q4 2023 (a)	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Hedged Volume (MMDth)	377	263	239	237	98
Hedged Volume (MMDth/d)	4.1	2.9	2.6	2.6	1.1
Swaps – Long
Volume (MMDth)	14	—	—	—	—
Avg. Price ($/Dth)	$4.77	$—	$—	$—	$—
Swaps – Short
Volume (MMDth)	97	113	191	188	65
Avg. Price ($/Dth)	$3.01	$3.59	$3.28	$3.28	$3.28
Calls – Long
Volume (MMDth)	58	13	13	13	13
Avg. Strike ($/Dth)	$3.28	$3.20	$3.20	$3.20	$3.20
Calls – Short
Volume (MMDth)	243	162	61	62	46
Avg. Strike ($/Dth)	$4.78	$6.16	$4.22	$4.22	$4.27
Puts – Long
Volume (MMDth)	294	150	48	49	33
Avg. Strike ($/Dth)	$3.67	$4.17	$3.93	$3.93	$4.04
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$(91)	$(34)	$(4)	$(4)	$—

(a)October 1 through December 31.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income attributable to EQT Corporation or diluted earnings per share presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted earnings per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Thousands, except per share amounts)
Net income attributable to EQT Corporation	$81,255	$683,670	$1,233,177	$58,983
Add (deduct):
Loss (gain) on sale/exchange of long-lived assets	1,511	(265)	17,814	(2,455)
Impairment of contract asset	—	—	—	184,945
Impairment and expiration of leases	6,419	20,497	22,290	97,536
(Gain) loss on derivatives	(177,906)	1,627,296	(1,167,144)	5,550,028
Net cash settlements received (paid) on derivatives	255,804	(2,033,727)	625,051	(4,672,998)
Premiums (paid) received for derivatives that settled during the period	(65,216)	894	(232,128)	(31,318)
Other operating expenses	36,209	15,485	69,265	38,952
Loss (income) from investments	546	(2,877)	(5,310)	14,331
Loss (gain) on debt extinguishment	1,089	27,814	(55)	139,085
Non-cash interest expense (amortization)	3,538	2,922	10,397	9,495
Tax impact of non-GAAP items (a)	(17,494)	80,029	159,318	(291,022)
Adjusted net income attributable to EQT	$125,755	$421,738	$732,675	$1,095,562
Diluted weighted average common shares outstanding	416,190	403,889	401,859	408,624
Diluted EPS	$0.20	$1.69	$3.08	$0.16
Adjusted EPS	$0.30	$1.04	$1.82	$2.68
(a)The tax impact of non-GAAP items represents the incremental tax benefit (expense) that would have been incurred had these items been excluded from net income attributable to EQT Corporation, which resulted in blended tax rates of 28.2% and 23.4% for the three months ended September 30, 2023 and 2022, respectively, and 24.1% and 21.9% for the nine months ended September 30, 2023 and 2022, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA
Adjusted EBITDA is defined as net income, excluding interest expense, income tax expense (benefit), depreciation and depletion, loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Thousands)
Net income	$80,730	$687,462	$1,233,097	$67,103
Add (deduct):
Interest expense, net	60,427	60,138	146,856	194,025
Income tax (benefit) expense	(126,853)	152,206	217,975	(5,257)
Depreciation and depletion	446,886	418,695	1,230,255	1,269,936
Loss (gain) on sale/exchange of long-lived assets	1,511	(265)	17,814	(2,455)
Impairment of contract asset	—	—	—	184,945
Impairment and expiration of leases	6,419	20,497	22,290	97,536
(Gain) loss on derivatives	(177,906)	1,627,296	(1,167,144)	5,550,028
Net cash settlements received (paid) on derivatives	255,804	(2,033,727)	625,051	(4,672,998)
Premiums (paid) received for derivatives that settled during the period	(65,216)	894	(232,128)	(31,318)
Other operating expenses	36,209	15,485	69,265	38,952
Loss (income) from investments	546	(2,877)	(5,310)	14,331
Loss (gain) on debt extinguishment	1,089	27,814	(55)	139,085
Adjusted EBITDA	$519,646	$973,618	$2,157,966	$2,843,913

The Company has not provided projected net income or a reconciliation of projected adjusted EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP. Net income includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income, and a reconciliation of projected adjusted EBITDA to projected net income, are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Thousands)
Net cash provided by operating activities	$454,583	$1,150,118	$2,554,464	$2,401,758
(Increase) decrease in changes in other assets and liabilities	(11,831)	(210,460)	(533,834)	342,726
Adjusted operating cash flow	$442,752	$939,658	$2,020,630	$2,744,484
Less: Capital expenditures	(444,585)	(355,597)	(1,386,736)	(1,041,997)
Add: Capital expenditures attributable to noncontrolling interests	—	6,561	8,549	10,996
Free cash flow	$(1,833)	$590,622	$642,443	$1,713,483

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Thousands)
Adjusted EBITDA	$519,646	$973,618	$2,157,966	$2,843,913
(Deduct) add:
Interest expense	(60,427)	(60,138)	(146,856)	(194,025)
Non-cash interest expense (amortization)	3,538	2,922	10,397	9,495
Other operating expenses	(36,209)	(15,485)	(69,265)	(38,952)
Non-cash share-based compensation expense	14,846	12,148	38,179	33,706
Current income tax benefit (expense)	642	(1,759)	9,726	(8,972)
Distribution of earnings from equity method investment	1,457	25,110	18,073	38,750
Amortization and other	(741)	3,242	2,410	60,569
Adjusted operating cash flow	$442,752	$939,658	$2,020,630	$2,744,484
Less: Capital expenditures	(444,585)	(355,597)	(1,386,736)	(1,041,997)
Add: Capital expenditures attributable to noncontrolling interest	—	6,561	8,549	10,996
Free cash flow	$(1,833)	$590,622	$642,443	$1,713,483

Reconciliation of Last Twelve Months (LTM) Adjusted EBITDA
The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as reported in the Statements of Condensed Consolidated Operations included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2023 and March 31, 2023 and as derived from the Statements of Consolidated Operations included as an exhibit to the Company's Current Report on Form 8-K filed on February 15, 2023.

	Q3 2023	Q2 2023	Q1 2023	Q4 2022	LTM Q3 2023

	(Thousands)
Net income (loss)	$80,730	$(66,866)	$1,219,233	$1,713,839	$2,946,936
Add (deduct):
Interest expense, net	60,427	39,883	46,546	55,630	202,486
Income tax (benefit) expense	(126,853)	(11,818)	356,646	558,977	776,952
Depreciation and depletion	446,886	395,684	387,685	396,026	1,626,281
Loss (gain) on sale/exchange of long-lived assets	1,511	(225)	16,528	(5,991)	11,823
Impairment of contract asset	—	—	—	29,250	29,250
Impairment and expiration of leases	6,419	5,325	10,546	79,070	101,360
Gain on derivatives	(177,906)	(164,386)	(824,852)	(907,096)	(2,074,240)
Net cash settlements received (paid) on derivatives	255,804	212,247	157,000	(1,254,700)	(629,649)
Premiums (paid) received for derivatives that settled during the period	(65,216)	(67,495)	(99,417)	3,731	(228,397)
Other operating expenses	36,209	13,394	19,662	18,379	87,644
Loss (income) from investments	546	(1,092)	(4,764)	(9,400)	(14,710)
Loss (gain) on debt extinguishment	1,089	5,462	(6,606)	944	889
Adjusted EBITDA	$519,646	$360,113	$1,278,207	$678,659	$2,836,625

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Thousands, unless otherwise noted)
Total operating revenues	$1,186,102	$2,069,463	$4,865,924	$4,017,861
(Deduct) add:
(Gain) loss on derivatives	(177,906)	1,627,296	(1,167,144)	5,550,028
Net cash settlements received (paid) on derivatives	255,804	(2,033,727)	625,051	(4,672,998)
Premiums (paid) received for derivatives that settled during the period	(65,216)	894	(232,128)	(31,318)
Net marketing services and other	(6,313)	(2,565)	(18,214)	(21,860)
Adjusted operating revenues	$1,192,471	$1,661,361	$4,073,489	$4,841,713

Total sales volume (MMcfe)	522,700	487,666	1,452,344	1,481,458
Average realized price ($/Mcfe)	$2.28	$3.41	$2.80	$3.27

Net Debt, Leverage and Last Twelve Months (LTM) Leverage
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings, term loan facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Leverage is defined as net debt divided by adjusted EBITDA (a non-GAAP supplemental financial measure defined above). Last twelve months leverage is defined as net debt divided by LTM adjusted EBITDA (a non-GAAP supplemental financial measure defined above). Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

	September 30, 2023	December 31, 2022

	(Thousands)
Current portion of debt (a)	$414,592	$422,632
Term loan facility borrowings	1,243,280	—
Senior notes	4,174,163	5,167,849
Note payable to EQM Midstream Partners, LP	83,831	88,484
Total debt	5,915,866	5,678,965
Less: Cash and cash equivalents	64,750	1,458,644
Net debt	$5,851,116	$4,220,321

(a)Pursuant to the terms of the Company's convertible notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of both September 30, 2023 and December 31, 2022, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the subsequent quarter, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of both September 30, 2023 and December 31, 2022, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 for further discussion.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of revolving credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to revolving credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

Investor Contact:
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates, including liquified natural gas (LNG) volume and sales; projected well costs and unit costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the Company's emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; potential acquisitions or other strategic transactions; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital, including as a result of rising interest rates and other economic uncertainties; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute the Company’s exploration and development plans, including as a result of inflationary pressures; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions, including the recently closed Tug Hill and XcL Midstream acquisition. These and other risks are described under the “Risk Factors” section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,001,883	$3,694,194	$3,680,566	$9,546,029
Gain (loss) on derivatives	177,906	(1,627,296)	1,167,144	(5,550,028)
Net marketing services and other	6,313	2,565	18,214	21,860
Total operating revenues	1,186,102	2,069,463	4,865,924	4,017,861
Operating expenses:
Transportation and processing	554,788	541,092	1,592,934	1,596,900
Production	67,093	81,785	170,071	235,353
Exploration	447	357	2,602	2,870
Selling, general and administrative	56,942	67,231	168,999	195,603
Depreciation and depletion	446,886	418,695	1,230,255	1,269,936
Loss (gain) on sale/exchange of long-lived assets	1,511	(265)	17,814	(2,455)
Impairment of contract asset	—	—	—	184,945
Impairment and expiration of leases	6,419	20,497	22,290	97,536
Other operating expenses	36,209	15,485	69,265	38,952
Total operating expenses	1,170,295	1,144,877	3,274,230	3,619,640
Operating income	15,807	924,586	1,591,694	398,221
Loss (income) from investments	546	(2,877)	(5,310)	14,331
Dividend and other income	(132)	(157)	(869)	(11,066)
Loss (gain) on debt extinguishment	1,089	27,814	(55)	139,085
Interest expense, net	60,427	60,138	146,856	194,025
(Loss) income before income taxes	(46,123)	839,668	1,451,072	61,846
Income tax (benefit) expense	(126,853)	152,206	217,975	(5,257)
Net income	80,730	687,462	1,233,097	67,103
Less: Net (loss) income attributable to noncontrolling interests	(525)	3,792	(80)	8,120
Net income attributable to EQT Corporation	$81,255	$683,670	$1,233,177	$58,983

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	383,359	369,987	368,936	371,308
Net income attributable to EQT Corporation	$0.21	$1.85	$3.34	$0.16
Diluted:
Weighted average common stock outstanding	416,190	403,889	401,859	377,028
Net income attributable to EQT Corporation	$0.20	$1.69	$3.08	$0.16

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	491,472	463,856	1,374,527	1,406,715
NYMEX price ($/MMBtu)	$2.55	$8.18	$2.68	$6.75
Btu uplift	0.13	0.44	0.14	0.35
Natural gas price ($/Mcf)	$2.68	$8.62	$2.82	$7.10

Basis ($/Mcf) (a)	$(0.93)	$(0.97)	$(0.39)	$(0.70)
Cash settled basis swaps ($/Mcf)	0.12	(0.05)	(0.08)	(0.08)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.81)	$(1.02)	$(0.47)	$(0.78)
Average adjusted price ($/Mcf)	$1.87	$7.60	$2.35	$6.32
Cash settled derivatives ($/Mcf)	0.27	(4.32)	0.37	(3.24)
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.14	$3.28	$2.72	$3.08
Natural gas sales, including cash settled derivatives	$1,053,146	$1,519,597	$3,741,247	$4,335,811

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	16,629	13,841	41,805	43,043
Sales volume (Mbbl)	2,772	2,307	6,968	7,174
NGLs price ($/Bbl)	$35.42	$48.77	$35.34	$57.25
Cash settled derivatives ($/Bbl)	(1.10)	(3.78)	(1.54)	(4.45)
Average NGLs price, including cash settled derivatives ($/Bbl)	$34.32	$44.99	$33.80	$52.80
NGLs sales, including cash settled derivatives	$95,120	$103,789	$235,509	$378,811
Ethane:
Sales volume (MMcfe) (b)	11,528	8,464	29,198	27,071
Sales volume (Mbbl)	1,921	1,411	4,866	4,512
Ethane price ($/Bbl)	$5.23	$15.68	$5.90	$14.47
Ethane sales	$10,039	$22,123	$28,699	$65,276
Oil:
Sales volume (MMcfe) (b)	3,071	1,505	6,814	4,629
Sales volume (Mbbl)	512	251	1,136	772
Oil price ($/Bbl)	$66.75	$63.20	$59.91	$80.12
Oil sales	$34,166	$15,852	$68,034	$61,815

Total liquids sales volume (MMcfe) (b)	31,228	23,810	77,817	74,743
Total liquids sales volume (Mbbl)	5,205	3,969	12,970	12,458
Total liquids sales	$139,325	$141,764	$332,242	$505,902

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,192,471	$1,661,361	$4,073,489	$4,841,713
Total sales volume (MMcfe)	522,700	487,666	1,452,344	1,481,458
Average realized price ($/Mcfe)	$2.28	$3.41	$2.80	$3.27

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as adjusted operating revenues, a non-GAAP supplemental financial measure.